$BROWN FORMAN November 15, 2024 Matias Bentel Dear Matias: Effective January 1, 2025, your employment with the Company is ending. The Company is offering you transition benefits to help you with this change. This letter explains various benefits, the transition payments the Company is offering you, and the actions you need to take. Please note that some benefits require your prompt attention and have a time limit in which to act. Pay careful attention to the information contained in this document and don’t hesitate to reach out if you have additional questions. Please take time now to make sure that your address and contact information are accurate in Workday so that you receive any future communications. Section 1- General Information This section describes your rights in various matters and explains steps you may need to take to receive certain benefits. You do not have to sign the Release and Agreement to receive the benefits listed in Section 1 - General Information. Holiday Bonus You will receive a pro-rata portion of the current year's holiday bonus for your period of employment from December 1st through your termination date. If possible, this amount will be added to your final paycheck; otherwise, it will be paid in the next payroll cycle following termination. Employee Stock Purchase Plan If you participate in the Employee Stock Purchase Plan, you can keep your account or elect to receive payment of your balance in cash or shares of stock. You may contact Computershare for further information and election forms at 800-736-3001. Credit Union Contact the Brown-Forman Employees Credit Union at 800-777-1636 ext. 7636 regarding access to your credit union account balance and the continued payment on any outstanding loans.

Page 2 Unemployment You should contact your local Unemployment Compensation Office immediately following termination to start any unemployment benefits to which you may be entitled. Corporate Credit Card and Other Amounts Owed to the Company You are responsible for completing any outstanding expense reports, canceling subscription services or recurring payments on your corporate card and making arrangements to reimburse any amounts owed to the Company. You must take these actions whether or not you sign the Release and Agreement. If you have questions or need assistance please email expense_processing@b-f.com. Health & Welfare and Retirement Benefits The following is a brief explanation of what happens to your existing Company health, insurance, and retirement benefits upon your termination of employment. You will receive additional information in a letter directly from the B-F Benefits Service Center within 7 business days of your termination date. Please contact Cerity Partners (formerly called ARGI Financial) at 502-753-0609 or bfadvisors@ceritypartners.com for an appointment to discuss your Brown-Forman specific benefits. This appointment is available at no cost to you but you must contact them within 30 days of your termination date to receive this free service. You can also contact B-F Benefits Service Center at 833-543-1905 with questions on any of the below-referenced benefits or to change an address (or email) on file. Medical, Vision, and Dental Coverage Continuation. If you were enrolled in medical, dental, and/or vision coverage, those coverages will stop at the end of the month in which your employment terminates. If you so elect, your coverage can be continued for up to 18 months for you and any covered dependents under COBRA or B-F’s COBRA Equivalent benefit for partners. Within 14 days of your separation, an "Election and Enrollment" form will be mailed to your home address. You must complete, and return this form as directed in that letter to have your coverage continued under COBRA. You may also enroll in COBRA online directly with the B-F Benefits Service Center by logging onto BrownFormanbenefits.com. TIME SENSITIVE: COBRA information will come from Businessolver, our partner for administering COBRA. If you do not receive a COBRA packet within 14 days of your termination date, please contact the B-F Benefits Service Center at 833-543-1905. You have 60 days from the date of your COBRA package to enroll in COBRA benefits. Your premium invoice will then be forwarded to you shortly after Businessolver receives your COBRA election form. Coverage is not reinstated until your premium is received by Businessolver and reinstatement can take up to three weeks from when your paperwork and premium are received. Once coverage is reinstated, it will be retroactive to your coverage end date so no lapse in coverage occurs. If you have claims denied during this period, please request that your provider re-file the claim once your reinstatement has occurred. You can pay for any COBRA elections with a monthly check or you may set up electronic payment via the B-F Benefits Service Center. Failure to pay the initial or ongoing premiums will result in the cancelation of your coverage. COBRA/Medicare Note: If you (or a covered dependent) become eligible for Medicare while on COBRA, COBRA coverage(s) will end for that person in accordance with federal guidelines. For more information, go to www.Medicare.gov.

Page 3 Pre-Medicare Retiree Medical. If you are eligible for retiree medical, you (and your spouse/partner if applicable) will be automatically enrolled when your active medical coverage ends (which is the last day of the month in which your employment is terminated). You will receive an invoice for your premium from the B-F Benefits Service Center via email (if you elected electronic delivery of information and provided a personal email address) or hard copy mailed to your home. You can also log on to the B-F Benefits Service Center site BrownFormanBenefits.com to set up electronic, automatic payments. If coverage is not needed, you may drop it by calling the B-F Benefits Service Center at 833- 543-1905. Failure to pay the premiums when due will also cancel your coverage. If coverage is dropped or canceled, you cannot re-enroll. Note: dependents, other than a spouse/partner, are not eligible for retiree medical, and the employee must be covered under Retiree Medical in order for a spouse/partner to be covered under Retiree Medical. If coverage continuation is needed for covered dependent children, COBRA coverage is available (as discussed above). Retiree medical coverage does not include dental and vision. If you want to continue dental and vision, that is also available to you under COBRA as long as it is coverage you had on your date of termination. Important Note: If you plan to remain in Retiree Medical do not also elect COBRA medical for yourself, and if applicable, your spouse/partner. See the informational graphic on the last page of this packet. Retiree Medical Medicare Eligible. If you are eligible for retiree medical, and you (and/or your eligible spouse/partner) are Medicare eligible you must contact B-F Total Rewards at b-ftotalrewards@b-f.com or (502) 774-7295 as soon as possible to be referred to the Alight Retiree Health Solutions for Medicare supplemental coverage. Enrollment in Medicare Part A & B is also required. If you are eligible for the Retiree Reimbursement Account (RRA), you must place coverage through Alight to receive that benefit. Health Savings Account (HSA). If you participated in one of Brown-Forman’s High Deductible Health Plans and have an HSA with HealthEquity (HE), you are entitled to your full HSA account, including any employer contributions that were made. Your account will remain with HE unless/until you move it. You can contact HE at 866-346-5800 for additional information. Health Care Flexible Spending Account (FSA). If you have not used all of your Health Care FSA balance at the time of your termination, you may elect to continue that benefit coverage under COBRA. If you elect not to continue the Health Care FSA under COBRA, you have 60 days from your termination date to submit claims for reimbursement of any eligible services incurred through your termination date. If you elect COBRA for your Health Care FSA and continue that coverage through the end of December, you will have until March 1 the following year to file for reimbursement of eligible expenses incurred through December. Should you drop your COBRA coverage at any point prior to the end of the year, you will have 60 days from the coverage term date to file for reimbursement for eligible expenses prior to the COBRA termination date.

Page 4 Dependent Care FSA. Dependent Care FSA cannot be continued under COBRA. If you are participating in this program, you have 60 days from your termination date to submit claims for reimbursement for services received through your termination date. For questions regarding your FSA account(s), contact HE at 866-346-5800. B-F Live Well. You and your enrolled spouse/partner (if applicable) have 30 days from your termination date to redeem any PulseCash through Virgin Pulse that was earned prior to your termination. Additional PulseCash may not be earned following your termination date. Group Life Insurance. All life insurance benefits end on your termination date. This includes Company-paid life insurance as well as any additional voluntary life insurance coverage for yourself, your spouse/partner, or dependent child(ren). In most cases, you are eligible to “port” all or a portion of this coverage to a Lincoln Financial group term life policy. For coverage over and above the portable allowable amount, you may be allowed to continue additional life coverage under an individual, whole-life conversion policy with Lincoln Financial Group. Lincoln will automatically send you information by mail on how to port/convert your coverage after your termination date. If you do not receive the information, contact Lincoln at 1-888-408-7300. Porting or converting coverage does not require evidence of insurability. Retiree Life Insurance. If you are eligible for Retiree Life Insurance, you will be automatically enrolled after your termination date. To designate a beneficiary for this coverage, please contact the B-F Benefits Service Center at 833-543-1905 or go online at www.brownformanbenefits.com. Short-Term and Long-Term Disability. Coverage for future disability ends on your termination date and cannot be converted to a private policy. If you are on long-term disability leave at the time of your termination, information about your current disability benefits will be provided to you by Lincoln Financial. 401(k) Savings Plan. If you are a participant in the 401(k) savings plan, you are entitled to direct rollover or payout of your vested account balance. Generally, all contributions from your pay and any corresponding match are credited to your account within a few weeks of your Leave date. Empower Retirement will provide you with distribution information soon after your termination date. You can provide distribution direction to Empower Retirement by logging on to your account at bfsavinqsplan.com or contacting Empower Retirement at 844-923-4015. You can elect to roll over your benefit, have the full balance paid directly to you, take a portion of your benefit, or take a stream of benefit payments from your account at any time. If your balance is $7,000.00 or less, your balance will automatically be rolled to an IRA in your name with Inspira Financial unless you direct the payment to be made to you or to a different rollover account within 90 days of your termination date. If your vested account balance is over $7,000.00, you are not required to make a distribution election until your required minimum distributions are payable (ages 70-75). If you have an outstanding 401(k) loan at the time of your termination, you are responsible for making the monthly payments directly to Empower Retirement.

Page 5 Failure to continue payments will result in a taxable distribution on your outstanding loan balance (which could also have IRS penalties associated). Empower Retirement will send you instructions on how to submit payments. If you do not receive instructions within 30 days of your termination date, contact Empower Retirement at 844-923-4015. Executive Savings Plan (ESP). If you are a participant in the ESP, you will be contacted by Newport Group, the ESP administrator, about your account. If you meet the retirement criteria of age 55+ with 5+ years of service, your ESP benefit will be paid based on your Retirement 1 and Retirement 2 distribution election(s). If you are in pay status with a scheduled distribution, that scheduled distribution will continue. Any scheduled distribution(s) not yet in pay status will be consolidated into your Retirement 1 account and paid based on the Retirement 1 payout schedule. If you do not meet the retirement criteria (55+ & 5+), your account balances (scheduled and Retirement 1 and 2 as applicable) will all be combined and paid to you in 1 lump sum six months following your termination date. You can receive additional information about your ESP account and distributions by contacting Newport at 800-230-3950. Pension. If you are a vested participant in a Brown-Forman sponsored pension plan, the Brown-Forman Pension Center will send you detailed pension information approximately four to six weeks after your termination date. That detailed information will provide you with both the lump sum and annuity benefits available to you from the Plan. If you were hired before July 2012, you have a 120-day window from your termination date to elect the lump sum benefit (which can be rolled to your IRA). If you do not request your lump sum benefit within that window, your only payment option will be monthly installment payments paid to you for your lifetime, which can begin at or after age 55 but must begin by age 65. If you were hired in July 2012 or after, your vested benefit can be paid to you in a lump sum or rolled to an IRA at any time following your termination. If you have questions regarding your pension information, please contact the Brown-Forman Pension Center at 877-775-1477 or Cerity Partners as outlined earlier in this letter. Supplemental Executive Retirement Plan (SERP). If you are a vested participant in the SERP, the Brown-Forman Pension Center will send you detailed SERP pension information approximately four to six weeks after your termination date. That detailed information will provide you with your payment options. Hired before July 2012: If you are 55 or older on your termination date, your SERP benefit must be paid 6 months following your termination date in the form of a lifetime annuity (no lump sum available). If you are under age 55, you will be contacted by the Brown-Forman Pension Center shortly before turning 55 to make your SERP benefit election. Hired in July 2012 or after: Your vested benefit will be paid to you in a lump sum 6 months following your termination regardless of your age.

Page 6 If you have questions regarding your pension information, please contact the Brown-Forman Pension Center at 877-775-1477 or Cerity Partners as outlined earlier in this letter. Employee Assistance Program (EAP) through Optum. This benefit is continued for 30 days at no cost. Following that, a continuation of this benefit is available under COBRA for up to 18 months at a minimal cost. You must elect EAP on the COBRA continuation form to be entitled to the benefit. Should you or your dependents want confidential, professional counseling to help adjust to this termination or any other issues that may be stressful at this time, the Company encourages you to contact Optum, our EAP provider. They may be reached 24/7 at 866-374-6061. Commuter Benefits. You will have 90 days to spend down any remaining funds on your commuter card. Anything left after that timeframe is forfeited. Section 2- Additional Benefits (Compensation, Benefits, and Services) This section lists the additional services and financial assistance that the Company is offering you in return for your signing and fully complying with the Release and Agreement in Section 3 of this letter. Transition Payments After the effective date of your termination, the company offers 12 months of transition payments. These payments, less required withholdings, will be automatically deposited to your bank account through the normal semi-monthly payroll process. In arriving at the amount of your transition pay we took the following into account: Cash Compensation Annualized Monthly Salary $500,000.00 $41,666.67 Holiday Bonus $20,850.00 $1,737.50 Medical Premium Subsidy $12,000.00 $1,000.00 Monthly Compensation $44,404.17 Months of Transition Pay 12 Total Transition Pay $532,850.00 Your monthly transition payments will total $44,404.17, less taxes, per month, and the total of all of your transition payments will equal $532,850.00. In addition, we will provide you with a lump sum payment in the gross amount of $12,000 to offset costs you may incur as you engage with service providers during your transition. Payroll will print and mail transition paystubs to your home address.

Page 7 Financial Planning Services Cerity Partners (formerly ARGI Financial) will provide confidential, comprehensive financial planning services at no cost to you for up to 12 months. This planning process will help you navigate immediate financial decisions as well as long-term financial goals. You will be connected with a personal financial advisor who specializes in Brown-Forman benefits. Cerity Partners' services include understanding your severance package, a detailed review of your cash flow and financial position, your options for retirement and other benefits, understanding the tax implications of certain decisions, and discussions about estate planning to name a few. To use this benefit, you must contact Cerity Partners at 502-753-0609 or bfadvisors@ceritypartners.com within 30 days of signing the Release and Agreement in Section 3. Medical Premium Subsidy As noted under the Employee Benefits heading in Section 1, you may elect to continue medical, dental, and vision coverage(s) for you and your family for up to 18 months under COBRA or if eligible, you may elect to continue medical only coverage under the Retiree Medical program. To assist you with the premiums required for COBRA and/or Retiree Medical, the company will provide a monthly premium subsidy amount through the end of the transition payment period. Long-Term Incentives The following summarizes the treatment of long-term incentives. Please note for the purpose of this separation, all long-term incentives will be treated as outlined under the “Involuntary Termination without Cause” section of their applicable award agreement and/or administrative guidelines, except for the Stock-Settled Appreciation Rights which will be treated as outlined under the “Retirement” section of their applicable award agreement. These agreements require the acceptance of all terms and conditions noted below in “Section 3” in order to qualify for the treatment outlined below. Depending on your management level, not all long-term incentives described below may be applicable. Long-Term Cash. Your outstanding long-term cash incentives for prior fiscal year performance periods will not be prorated and will be adjusted for actual company performance and be paid at the same time and in the same manner as active participants. Stock-Settled Appreciation Rights (SSARs). Although you will not be retirement eligible on your separation date, SSARs Awards will be treated as outlined in the “Retirement” section of their applicable grant agreement. Any outstanding stock appreciation rights will vest as indicated in the award agreement under Retirement and continue in force until the earlier of (a) the Expiration Date; or (b) the end of seven years following the date of termination. Any award that was granted within this fiscal year will be prorated based on the number of whole months worked, with the remaining portion canceled and forfeited.

Page 8 Performance-Based Restricted Stock or Stock Units (PBRSUs). Awards will be treated as outlined in the “Involuntary Termination Without Cause” section of their applicable grant agreement. Any outstanding awards in the first fiscal year performance period will be prorated based on the number of full months eligible for the award and will be adjusted for actual company performance. All awards will be payable on the date indicated in the applicable award agreement(s). Any outstanding restricted stock or stock unit awards in the second or third fiscal year of their performance period will vest without pro-ration and will become payable on the date indicated in the applicable award agreements. Restricted Stock or Stock Units (RSUs). Awards will be treated as outlined in the “Involuntary Termination Without Cause” section of their applicable grant agreement. Any outstanding awards in the first fiscal year performance period will be prorated based on the number of full months eligible for the award. All awards will be payable on the date(s) indicated in the applicable award agreement(s). If your employment ends before the current fiscal year’s equity grant has occurred, your long-term incentive for the current fiscal year performance period will be prorated based on the number of full months eligible for the award divided by 12 and will be paid out in cash at target within 30 days of accepting this release. Your long-term award summary is detailed separately from The Release and Agreement. Questions If you have any questions about this letter or the Release and Agreement, please contact Diane Nguyen - EVP, Chief People, Places, and Communications Officer, diane nguyen@b-f.com; (502) 526-2786. If you choose to sign the Release and Agreement, please return one complete copy of the letter with the Release and Agreement to Diane Nguyen - EVP, Chief People, Places, and Communications Officer, at 850 Dixie Highway, Louisville, KY 40210. Very Truly Yours, Lawson Whiting President and Chief Executive Officer

Page 9 Section 3- Release and Agreement 1. GENERAL (a) PURPOSE I understand that I am entitled to the compensation and benefits described in Section 1 above (General Information), even if I do not sign this Section 3 Release and Agreement. I further understand that the Additional Benefits described in Section 2 above are being offered by the Company to me as consideration for my signing and fully complying with this Release and Agreement, and that I am not otherwise eligible for these Additional Benefits. (b) ENCOURAGEMENT TO CONSULT WITH ATTORNEY I acknowledge that this Release and Agreement is a binding legal document and that the Company advises me to consult with an attorney before signing this Release and Agreement. (c) REVIEW AND CONSIDERATION PERIOD I acknowledge that I hereby am given at least 21 days to review and consider this Release and Agreement and have had the opportunity to use as much of that time as I wish before signing it. I wish to accept the Additional Benefits described in Section 2 of this letter and in exchange agree as follows: 2. RELEASE AND COVENANT NOT TO SUE. I hereby release Brown-Forman Corporation and all of its divisions, subsidiaries, affiliates, employees, officers, directors, successors and assigns (hereinafter collectively “the Company’) from all claims, liabilities, demands, causes of action, and claims for attorney’s fees which I may have or claim to have against the Company arising from my employment or the termination of my employment or from any other occurrence prior to the date I sign this Release and Agreement, except as noted in (d) below. (a) This release includes but is not limited to all claims that I may have for discrimination on the basis of religion, national origin, race, sex, disability, age (including all claims under the Age Discrimination in Employment Act of 1967 as amended (ADEA), and all other protected classifications under any other federal, state or local laws or regulations, except as noted in (d) below. I also release any and all common law and statutory claims, including but not limited to, contract, tort or wrongful discharge claims. (b) Apart from (a) above, I agree never to file any lawsuit, complaint, proceeding, grievance or action of any sort arising from my employment or the termination of my employment with the Company or from any other occurrence prior to the date I sign the Release and Agreement, except as noted in (d) below. If I violate this promise by suing the Company, then I agree that I will pay the Company either (i) its reasonable attorney fees and other costs incurred in defending such a suit or at the Company’s option, (ii) my Total Transition Pay amount less $500. (c) This Release and Covenant Not to Sue covers both known and unknown claims. If I live or work in California, I agree to waive all rights under Section 1542 of the California Civil Code which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of

Page 10 executing the release, which if known by him must have materially affected his settlement with the debtor." (d) This Release and Covenant Not to Sue does NOT cover: (i) any rights or claims arising after the date I sign this Release and Agreement; or (ii) the right to file a charge with, or participate in an investigation conducted by, the Equal Employment Opportunity Commission or any similar state or local agency. (iii) my rights to enforce this Release and Agreement or to file a suit challenging its validity under the ADEA. (iv) The right to file a charge or complaint with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, or similar state or local agency. However, I understand that I am waiving all rights to recover money or individual relief relating to any claim filed with the Equal Employment Opportunity Commission. (e) Notwithstanding (d) above, I am waiving all rights to recover money or individual relief related to any claim covered by this Release and Covenant Not to Sue. 3. AGREEMENT. I further agree that: (a) NON-DISPARAGEMENT. I will never in any way -- directly or indirectly, individually or with others do or communicate anything that reflects negatively on, undermines or disparages the Company, or its directors, officers, employees, products, business practices or reputation. (b) CONFIDENTIALITY. I acknowledge my ongoing obligation not to divulge the Company's proprietary or confidential financial, technical or business information and agree not to use or disclose any Confidential Information, as described below, to any person or entity other than the Company, without the Company’s prior written consent. Confidential information means information not generally known by the public about the Company’s processes, systems, products or finances, including proposed products, pricing, sales or other business or financial information about the Company. 4. OTHER MATTERS (a) RIGHT TO REVOKE. I understand that I may revoke this Release and Agreement within seven (7) days after I sign it by delivering or sending a written notice of revocation to Diane Nguyen - EVP, Chief People Places and Communications Officer, at 850 Dixie Highway, Louisville, KY 40210, by no later than the close of business on the seventh day after I sign this Release and Agreement. I understand that if I revoke this Release and Agreement, it shall not be effective or enforceable, and I will not receive the Additional Benefits described in Section 2 of this letter. I also understand that if I sign this Release and Agreement, Additional Benefits cannot be paid until this revocation period expires.

motorff 11 26 2024 Page 11 (b) ENTIRE AGREEMENT. I agree that this is the entire agreement between me and the Company, that the Company has not made any promises to me other than in this letter, and that no changes may be made to this agreement unless in writing and signed by me and the Company. I agree that if any part of this Release and Agreement is found to be illegal or unenforceable, the rest of the Release and Agreement will nevertheless be enforceable. I ACKNOWLEDGE AND AFFIRM THAT I HAVE CAREFULLY READ THIS RELEASE AND AGREEMENT. I UNDERSTAND IT AND HAVE NO QUESTIONS ABOUT WHAT IT MEANS. I HAVE NOT BEEN FORCED OR INTIMIDATED IN ANYMVAYTO SIGN IT, AND I AM KNOWINGLY AND VOLUNTARILY ENTERING Dated

STEPS FOR MEDICAL COVERAGE CONTINUATION Page 12 If you are currently enrolled in B-F health care benefits, those benefits stop at the end of the month in which your employment terminates. If you wish to continue some or all of those benefits, they must be activated under COBRA or Retiree Medical (if eligible) before any claims can be considered. The Retiree Medical information referenced below applies to the pre-65 B-F Retiree Medical plan (non-Medicare eligible). If you (or your spouse/partner) are Medicare eligible (typically age 65+ or disabled), please contact B-F Total Rewards at b-ftotalrewards@b-f.com or (502) 774-7295 regarding post-65 Retiree Medical coverage information. Health insurance terminates at the end of the month in which your employment terminates. Receive COBRA letter from Businessolver within 14 days of your termination date. If eligible for Retiree Medical (RM), you will be automatically enrolled when your active coverage ends. If the COBRA form is not submitted and/or the premium payments are not made, you DO NOT have COBRA coverage. COBRA premiums are invoiced by Businessolver. If health coverage is to continue, you must sign and return COBRA Enrollment form to Businessolver within the time frame provided in Businessolver's letter. If eligible for RM, you (and spouse/partner if elig) are automatically enrolled. If you do not want RM coverage, you can contact the B-F Benefits Service Center to discontinue coverage. If coverage is discontinued it cannot be reinstated later. RM premiums must be paid for coverage to be active. RM premiums are invoiced by Businessolver. Note: Dental & Vision coverage is not available under RM. Those benefits can only be continued under COBRA. Transition Letter Release and Agreement is NOT signed and returned; you will not receive the Medical Premium Subsidy shown in Section 2 of the above letter. COBRA/RM coverage activated retroactive to your active coverage end date. (May take 3 weeks after premium payment is received by Businessolver to reinstate coverage). Transition Letter Release and Agreement is signed & returned to HR Generalist. Company will provide you with a Medical Premium Subsidy for the period stated in letter. You are responsible for paying the full COBRA/RM premium. The subsidy amount will be provided within your monthly transition amount. COBRA/RM coverage activated retroactive to your coverage end date. (May take 3 weeks after premium payment is received by Businessolver to reinstate coverage). For expenses you paid prior to COBRA/RM activation, call customer service number on the back of your insurance card for

BROWN-FORMAN

Matias Bentel
Summary of Short-Term and Long-Term Awards
Separation Date of January 1, 2025

Long-Term Incentive (1)					
SAR/S (2):	**Outstanding Stock Appreciation Rights**				
Grant Date	# Shares Outstanding	Pro-Ration	Pro-Rated Shares	Grant Price	Estimated Value (3)
27-Jul-2017	1,409	100%	1,409	$39.20	$2,536
26-Jul-2018	3,495	100%	3,495	$53.24	$0
25-Jul-2019	4,935	100%	4,935	$53.88	$0
30-Jul-2020	9,546	100%	9,546	$68.24	$0
22-Jul-2021	11,530	100%	11,530	$70.24	$0
28-Jul-2022	9,511	100%	9,511	$73.61	$0
27-Jul-2023	9,400	100%	9,400	$69.87	$0
25-Jul-2024	16,149	67%	10,820	$45.07	$0
PBRSU/S (4):	**Outstanding Performance-Based Restricted Stock Units**				
Grant Date	# Shares Outstanding	Pro-Ration	Pro-Rated Shares	Vesting Date	Estimated Value (3)
28-Jul-2022	2,727	100%	2,727	02-Jun-2025	$111,807
27-Jul-2023	5,742	100%	5,742	01-Jun-2026	$235,422
25-Jul-2024	9,640	67%	6,459	01-Jun-2027	$264,819
Long-Term Cash (5):	Paid after separation date and based on company performance in local currency				
Performance Period	Target Value	Pro-Ration	Pro-Rated Target	Payment Date	Estimated Value
FY23-FY25	196,639	100%	196,639	June 2025	196,639
Short-Term Incentive					
Short-Term Cash (5) (6):	Paid after separation date and based on company performance in local currency				
Performance Period	Target Value	Pro-Ration	Pro-Rated Target	Payment Date	Estimated Value
FY25	325,000	67%	217,750	June 2025	217,750

(1) Pro-Ration for PBRSU for FY25 based on 8 completed months of service.

(2) SSARs will continue until the earlier of (a) the Expiration Date; or (b) the end of seven years following the date of seperation.

(3) Estimated values are shown in USD & based on the closing price of Brown-Forman Class B common stock ($41.00) as of November 14, 2024.

(4) PBRSUs are prorated at the time of vesting based on Company achievement during the performace period.

(5) Long-Term and Short-Term Cash awards are contingent upon signing and complying with the release and agreement.

(6) FY25 short-term incentive target paid based on company performance at the same as active employees.

Brown-Forman Corporation Confidential